Exhibit 10.11

Sales and Installation Agreement

Customer: Jiangsu Easy parking Intelligent Technology Co., LTD Signed on [ ]

Supplier:	Signing place: Nanjing

In accordance with the Contract Law of the People's Republic of China, both parties, through consultation, hereby enter into the contract as follows:

I. Equipment List and Price:

Serial Number	Product name	Model	Brand	Numbers	Unit	Unit Price (RMB)	Subtotal

II. The above price is all-inclusive, that is, the supplier is responsible for the installation and debugging of the equipment system until the charging system runs smoothly and is approved by the demander. The contract will not be completed until qualified. The supplier shall guarantee the arrival of the equipment after receiving the advance payment of 55% of the total contract object from the demander

Within 7 days after the installation site, complete installation, commissioning, operation and other tasks agreed in the contract. If the supplier fails to complete the agreed installation and commissioning tasks within 7 days due to reasons of the supplier, in addition to continuing to complete the installation and commissioning tasks, it shall also bear the loss of parking lot fee income of 1000 yuan/day caused by the delay.

III. Technology costs

1. After the installation, commissioning and acceptance of the equipment system, if there is any problem in the operation process, the demander shall bear the technical guidance fee of 300/ day, round-trip travel fee and accommodation during construction.

Four, Product quality assurance

2. The equipment provided by the Supplier to the Demander under this Contract is brand new and original.

3. The free warranty period of the hardware system is 12 months from the date of providing the equipment. During the warranty period, it belongs to non-human factor damage

4. The supplier is responsible for free maintenance of quality problems.

The following conditions are not within the scope of warranty and replacement:

A. Damage caused by abnormal operation and other people's actions or natural disasters;

B. Damage is caused after disassembling and replacing any part of the equipment (such as lines and parts, etc.).

V. Payment

1.	After the contract becomes effective, the demander shall pay 55% of the contract object to the supplier in advance.

2.	The demander shall pay off the balance within 1 ~ 3 days after the Supplier completes the contract requirements as agreed herein and the acceptance is completed by the demander.

VI. This Contract shall come into force upon being signed by authorized representatives of both parties and affixed with official seals or special seal for contract.

VII. This Contract is made in duplicate, with each party holding one copy and each copy having the same legal effect.

VIII. Any dispute arising from the performance of this Contract shall be submitted to Qingdao Arbitration Commission for arbitration.

Customer: Jiangsu Easy parking Intelligent Technology Co., LTD Authorized Representative: Telephone:	Supplier: Authorized Representative: Telephone: Bank name: Account number: